Exhibit 99.1

SECOND AMENDMENT TO SUPPLY AGREEMENT

This First Amendment to Supply Agreement (the “Amendment”) is made effective as of the 30th day of December, 2002, by and between Coors Brewing Company (“COORS”), a Colorado corporation with its principal place of business in Golden, Colorado, and Graphic Packaging Corporation (“GPC”), a Delaware corporation with its principal place of business in Golden, Colorado.

WHEREAS COORS and GPC entered into a Supply Agreement effective September 1, 1998, which agreement is set to expire on December 31, 2002 (the “Supply Agreement”);

WHEREAS COORS and GPC have agreed in principle to the business terms of a new supply agreement;

WHEREAS COORS and GPC have determined that their respective board of directors must approve the terms of the new supply agreement;

WHEREAS the next occasion where the respective boards of directors will convene a regular meeting will not occur until February of 2003;

NOW, in consideration of the mutual covenants contained in this Amendment and for other good and valuable consideration, COORS and GPC agree to amend the Supply Agreement as follows:

1.
Section 2.0 of the Supply Agreement shall be amended so that the existing first sentence of that section shall be replaced in its entirety by the following: “This Agreement shall commence on the Effective Date and shall continue in effect until March 31, 2003, unless earlier terminated pursuant to the terms of this Agreement.”

2.	All other terms of the Supply Agreement shall remain in full force and effect.

Notwithstanding paragraph 2 above, pricing and packing materials costs will remain in full force and effect as reflected on the price list dated May 30, 2002, and there shall be no commodity price increase effective January 1, 2003. The difference between these costs and those that are incorporated into a new agreement between the parties shall be accrued by each party beginning January 1, 2003. Reconciliation of the differences between the prices paid and the costs incurred between January 1, 2003 and the effective date of a new agreement will be settled within thirty (30) days of the effective date of the new agreement.

IN WITNESS WHEREOF, a duly authorized representative of each of the parties have executed this Amendment as of the date first above written.

COORS BREWING COMPANY		GRAPHIC PACKAGING CORPORATION

By:	/s/ Robert K. Caseria	By:	/s/ Don Sturdivant
Title:	Group V.P.—Supply Chain	Title:	President, Performance Packaging Div.